Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective January 26, 2024, by and between CVRx, Inc., a Delaware corporation (the “Company”), and Kevin Hykes (“Executive”).

WHEREAS, the Company desires to employ and Executive desires to accept employment with the Company, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company wishes to provide for the protection of confidential, secret and proprietary information to which Executive will have access during his employment with the Company, pursuant to the Employee Proprietary Information and Inventions Agreement entered into by the parties in connection with his employment (the “Employee Proprietary Information and Inventions Agreement”).

NOW, THEREFORE, in consideration of the respective covenants and commitments of the Company and Executive, the Company and Executive hereby agree as follows:

1.               Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company in accordance with the terms and conditions set forth in this Agreement. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement shall also terminate Executive’s employment by the Company.

2.              Term. Executive’s employment under this Agreement shall commence on February12, 2024 and shall continue for an initial period of three (3) years thereafter (the “Initial Term”) unless terminated or extended in accordance with the provisions of this Agreement. Following the Initial Term, this Agreement shall automatically renew for successive additional one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) unless the Company or Executive provides written notice of termination of the Term to the other party at least ninety (90) days prior to the end of the Initial Term or the start of the next scheduled Renewal Term as applicable. This Agreement shall be terminable by either party for any reason or no reason in accordance with the provisions of Section 5 of this Agreement. If Executive’s employment continues following the expiration of the applicable Term of this Agreement, Executive’s employment will be at-will and on such terms as are established by the Company.

3.              Position and Duties.

3.01            Service with Company. During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Company and to perform such duties, consistent with such position, as the Board of Directors of the Company (the “Board”) shall assign to him.

3.02            Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of his employment. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the term of his employment with the Company, he will not render or perform any services for any other corporation, firm, entity or person except as specifically approved in advance by the Board. Executive shall not conduct or undertake any activities which would violate his obligations to any former employer. Executive shall comply with the Company’s policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, this Agreement shall control.

3.03            Board Service. Executive shall continue to serve as a director on the Board of the Company, without additional compensation except as provided in this Agreement. Upon termination of this Agreement or Executive’s employment with the Company for any reason, Executive shall immediately resign as a director or officer of the Company, as applicable.

3.04            Employee Proprietary Information and Inventions Agreement. As a condition of Executive’s employment with the Company, and in exchange for the compensation to be provided to Executive in connection with such employment, Executive acknowledges he will execute and abide by the Employee Proprietary Information and Inventions Agreement attached to this Agreement as Exhibit A (the “Confidentiality Agreement”).

4.              Compensation.

4.01            Salary. As base compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an initial annual salary of $640,000 to be paid in substantially equal regular payments in accordance with the Company’s normal payroll procedures and policies as in effect from time to time.

The Board (or an authorized committee of the Board, such authorized committees included in reference to the “Board”) shall annually evaluate Executive’s base compensation and consider Executive for such cost of living and merit-based salary increases as determined in the sole discretion of the Board. If Executive’s base compensation is increased from time to time by the Board during the term of Executive’s employment under this Agreement, the increased base compensation shall become Executive’s base compensation for the remainder of the term of this Agreement, including any extensions thereof, subject to subsequent increases.

4.02            Participation in Benefit Plans. During the term of Executive’s employment by the Company, Executive shall be entitled to receive such life, disability, medical, dental and other insurance coverage as may be established by the Board from time to time for the Company’s executive level employees and for which Executive shall be eligible in accordance with the terms of such policies, plans or programs. Executive shall be entitled to accrue paid time off in accordance with the Company’s policies and programs in effect from time to time. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to amend, modify or terminate any of its benefit plans during the term of Executive’s employment.

4.03            Stock Options. In accordance with the amounts authorized by the Company’s Compensation Committee, Executive will be awarded an initial, sign-on grant of 360,000 stock options, which is inclusive of Executive’s annual equity award for fiscal year 2024. This award will vest in accordance with and be subject to the terms outlined in the applicable grant agreement, which will be the customary terms for grants to the Company’s executive officers and include (i) scheduled vesting of 25% after one year and 1/48th per month thereafter, and (ii) “double trigger” acceleration of vesting in the event of a Change in Control (as defined below). The award will also provide for continued vesting of the stock options on the regular scheduled vesting dates in the event that Executive’s employment is terminated without Cause during the two (2) year period following the date of grant, subject to Executive (y) not engaging in any activity competitive with the Company or soliciting the Company’s employees or customers, and (z) Executive’s compliance with all other post-employment obligations owed to the Company (including without limitation, pursuant to this Agreement and the Confidentiality Agreement), and that Executive will be entitled to exercise all vested stock options under such award at any time prior to 90 days following the date on which continued vesting ends. The award will be granted under the inducement grant exemption of the Nasdaq listing standards.

Executive may be granted other options to purchase common stock of the Company from time to time during his employment in the sole discretion of the Board.

4.04            Bonus. During the term of Executive’s employment by the Company, Executive shall be eligible to receive an annual bonus at a target equal to 75% of Executive’s annual base salary, based upon achievement of objectives agreed upon by Executive and the Board for each applicable year. Executive must be employed by the Company on the last day of the fiscal year to be eligible for any bonus payment. For 2024, Executive shall be eligible to receive a pro-rated bonus calculated by multiplying the bonus amount achieved by a fraction equal to the total number of days Executive is employed during fiscal year 2024 divided by 365.

4.05            Sign-On Bonus. If Executive remains employed by the Company for a period of one (1) year following the Effective Date, Executive shall earn a one-time sign-on bonus of $150,000, less applicable withholdings (the “Sign-On Bonus”). The Company shall advance the Sign-On Bonus to Executive within 30 days following the Effective Date. If Executive’s employment with the Company is terminated by the Company with Cause or by Executive other than due to Constructive Discharge (as such terms are defined below) prior to the one (1) year anniversary of the Effective Date, Executive shall be required to repay the advanced Sign-On Bonus in full within 30 days following Executive’s final date of employment.

4.06            Location. Executive will be based out of the Company’s corporate headquarters in Minnesota, and will be required to travel to other locations in connection with his job responsibilities.

4.07            Expenses. In accordance with the Company’s normal policies for expense verification, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by his in the performance of his duties under this Agreement, subject to the presentment of appropriate documentation.

5.              Termination.

5.01            Grounds for Termination. Executive’s employment under this Agreement shall terminate in the event that at any time:

(a)                Executive dies; or

(b)               Executive becomes Disabled (as defined below); or

(c)               The Board elects to terminate this Agreement and Executive’s employment for “Cause” and notifies Executive in writing of such election; or

(d)               The Board elects to terminate this Agreement and Executive’s employment without “Cause” and notifies Executive in writing of such election; or

(e)               Executive elects to terminate this Agreement and Executive’s employment due to “Constructive Discharge” and notifies the Company in writing of such election; or

(f)                Executive elects to terminate this Agreement and Executive’s employment for any reason other than due to “Constructive Discharge” and notifies the Company in writing of such election.

If this Agreement and Executive’s employment is terminated pursuant to the subsections 5.01(a), 5.01(b), or 5.01(c), such termination shall be effective immediately. If this Agreement and Executive’s employment is terminated pursuant to subsection 5.01(d), such termination shall be effective 30 calendar days following notification by the Board of such termination or such shorter period of time that the Company and Executive mutually agree. If this Agreement and Executive’s employment is terminated pursuant to subsections 5.01(e), such termination shall be effective 30 calendar days following notification by Executive of such termination or such shorter period of time that the Company and Executive mutually agree. If this Agreement and Executive’s employment is terminated pursuant to subsections 5.01(f), such termination shall be effective 90 calendar days following notification by Executive of such termination or such shorter period of time that the Company and Executive mutually agree. In the case of termination of Executive’s employment pursuant to subsections 5.01(d), 5.01(e), or 5.01(f), the Company may in its sole discretion remove Executive from all or any portion of his duties and responsibilities hereunder during any notice period.

5.02            Definitions.

(a)            “Cause” shall mean:

   (i)            Executive has breached the provision of Executive’s Employee Proprietary Information and Inventions Agreement in any material respect and has failed to cure such breach (if curable) within 30 calendar days after written notice has been given by the Board to Executive; or

   (ii)           Executive has engaged in willful or reckless job-related material misconduct, including material failure to perform Executive’s duties as an officer or employee of the Company and has failed to cure such default within 30 calendar days after written notice of default has been given by the Board to Executive; or

   (iii)          Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business; or

   (iv)          Executive has been convicted or has pleaded nolo contendere to criminal misconduct (excluding parking violations, occasional minor traffic violations, or similar infractions); or

   (vi)          Executive’s established use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of his employment responsibilities and such use and detrimental effect continues for a period of 30 calendar days following written notice by the Board to Executive, as determined in good faith by the Board.

(b)            “Disabled” shall mean that, due to a physical or mental condition, Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, hereunder in a period of at least three consecutive months.

(c)            “Constructive Discharge” shall mean:

   (i)            the assignment of Executive of employment responsibilities or duties which are of materially lesser status and degree of responsibility than his position, responsibilities or duties on the date that Executive commenced employment, without the consent of Executive; or

   (ii)           the requirement by the Company that Executive be based anywhere other than within 100 miles of the Executive’s then-current primary residence (except for the requirement of temporary travel on the Company’s business to an extent substantially consistent with the business travel obligations of the Company’s employees in similar positions), without the consent of Executive; or

   (iii)          the material reduction by the Company in Executive’s total compensation, including any bonus for which he is eligible, based on Executive’s then-current base salary and bonus, other than a reduction in compensation that is part of a general reduction in compensation for senior management of the Company.

5.03            Effect of Termination. Notwithstanding any termination of this Agreement, Executive and the Company, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment. In addition, the Executive acknowledges that, notwithstanding any termination of this Agreement, Executive shall remain bound by all of the provisions of the Employee Proprietary Information and Inventions Agreement, including without limitation those activities and obligations upon or subsequent to the termination of Executive’s employment.

5.04            Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. Such surrender of records and property shall include return of electronic storage devices and media and permanent deletion of electronic media of the Company on any computers or other devices owned by Executive.

5.05            Compensation and Benefits Upon Termination. In the event that (a) the Company terminates Executive’s employment without “Cause” pursuant to Section 5.01(d), or (b) Executive terminates his employment due to “Constructive Discharge” pursuant to Section 5.01(e), the Company shall continue to pay to Executive (1) his base salary for a period of 12 months following the employment termination date (the “Severance Period”), payable in monthly installments in accordance with the regular payroll schedule of the Company (“Severance Payments”), and (2) reimburse the premium costs paid by Executive to continue his group medical insurance with the Company to the extent then available and in effect (if applicable) for the Severance Period, reimbursed on a monthly basis. It is the intent of the parties that the Severance Payments and any other payments paid under this Section 5 be, to the maximum extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (collectively, “Code Section 409A”), exempt from Code Section 409A under either (i) an exception for separation pay, to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4). For purposes of this Agreement, all rights to payments and benefits under this Section 5 shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. If there are payments subject to Code Section 409A, the timing of which is conditioned on the signing and not revoking a release of claims, and could be delayed from one calendar year to a second calendar year based on Executive’s action or inaction, then such payments will be delayed and paid in a lump sum during the second year. If this Agreement and Executive’s employment is terminated pursuant to subsection 5.01(a), 5.01(b), 5.01(c) or 5.01(f), Executive’s right to base salary and benefits shall immediately terminate on the effective date of such termination, except as may otherwise be required by applicable law.

5.06            Change in Control.

(a)                Executive and the Company acknowledge and agree that this Agreement, including the eligibility for the Severance Payments contained in Section 5.05 above and this Section 5.06, shall be binding on the Company or its successors following a Change in Control of the Company (as defined below).

(b)               For the purposes of this Agreement, “Change in Control” shall have the meaning set forth in the CVRx, Inc. 2021 Equity Incentive Plan, as amended from time to time, or any successor plan.

(c)                In the event Executive’s employment with the Company terminates within the three months prior to a Change in Control or within 18 months following a Change in Control (a) by the Company without “Cause” pursuant to Section 5.01(d), or (b) by Executive due to “Constructive Discharge” pursuant to Section 5.01(e), Executive shall be eligible for the severance payments and benefits outlined in Section 5.05 above; provided however, (i) the Severance Period for the purpose of any Severance Payment or benefits continuation outlined in this Section 5 shall equal 18 months, (ii) the Severance Payment shall be payable in a lump sum within 30 days following the expiration of any rescission period applicable to the Release (defined below), and (iii) Executive shall be eligible to receive a payment equal to 150% of his annual bonus target for the current year, payable in a lump sum within 30 days following the expiration of any rescission period applicable to the Release. If no annual target has been established in the year of termination, the bonus payment shall be equal to the average of the actual bonus paid to Executive in the three years prior to the year of termination.

5.07            Equity Grants. Executive may be granted equity awards in connection with Executive’s employment with the Company (the “Equity”), subject to the terms of any individual grant agreements (each an “Equity Award Agreement”). Upon termination of Executive’s employment, the vesting of any of Executive’s then issued, but unvested Equity shall be treated in accordance with the individual Equity Award Agreements for each grant.

5.08            Conditions. Any benefits or pay (including any Severance Payments) provided to Executive under this Section 5 shall be payable to Executive only if following termination of his employment Executive has signed a release of claims in favor of the Company in a form to be prescribed by the Company (“Release”), all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of this Agreement and the Employee Proprietary Information and Inventions Agreement.

6.              Miscellaneous.

6.01            Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. Any dispute or claim under this Agreement shall be brought exclusively in the state or federal courts of Minnesota, and the parties hereby consent to personal jurisdiction and venue in Minnesota.

6.02            Prior Agreements. This Agreement, any Equity Award Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement of the parties relating to the employment of Executive, ownership of proprietary information and other rights, and restrictive covenants on Executive and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including without limitation the Prior Agreement, except that the Prior Agreement will continue to apply with respect to time periods preceding the date of this Agreement), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

6.03            Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Executive’s employment with the Company or any of its affiliates, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Executive. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent and economic benefit to Executive and the Company of the provision and this Agreement without violating the provisions of Code Section 409A. In particular, and without limiting the preceding sentence, if Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement that is treated as deferred compensation under Code Section 409A shall be delayed until the date which is six months after the date of separation from service (without interest or earnings); provided that, upon completion of such six month delay, Executive shall receive a lump-sum payment consisting of all amounts that Executive would otherwise have received absent such six month delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Code Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean “separation from service”. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

6.04            280G Limitations. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. For purposes of making the calculations required by this Section 6.04, the Company (or any designees of the Company’s choosing) may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Executive shall furnish to the Company (or its designees) such information and documents as the Company may reasonably request in order to make a determination under this Section.

6.05            Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and an authorized director or officer of the Company.

6.06            No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.07            Assignment. This Agreement shall not be assignable, in whole or in part, by Executive without the written consent of the Company. This Agreement may be assigned, in whole or in part, by the Company without Executive’s consent to a parent, subsidiary or other affiliate of the Company, or to a successor to all or substantially all of the Company’s business.

6.08            Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

6.09            Recovery Policies. Notwithstanding any other provision of this Agreement to the contrary, all compensation provided for herein is subject to recovery by the Company pursuant to any compensation recovery policy adopted by the Board at any time, as amended from time to time, including but not limited to any such policy adopted in response to the requirements of any Securities and Exchange Commission or applicable stock exchange rules and regulations implementing the foregoing or as otherwise required by law.

6.10            Indemnification. The Company acknowledges that the indemnification obligations generally available to directors, officers or employees of the Company pursuant to such entity’s certificate of incorporation or bylaws will be available to Executive if Executive at any time is employed by the Company in any such capacity. The Company agrees that it shall maintain in full force and effect one or more policies of directors and officers insurance, covering the Executive, issued by insurers of recognized responsibility, insuring against such loss and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in a comparable business.

[signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

EXECUTIVE

/s/ Kevin Hykes
Kevin Hykes

CVRx, Inc.

/s/ Mudit Jain
Mudit Jain
Director, Compensation Committee Chair

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